Exhibit 32

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

The undersigned, the Chief Executive Officer and the Principal Financial Officer of HCSB Financial Corporation (the “Company”), certifies that, to his knowledge on the date of this certification:

1.               The annual report of the Company for the period ended December 31, 2010 as filed with the Securities and Exchange Commission on this date (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.               The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date:	March 18, 2011	By:	/s/ James R. Clarkson
James R. Clarkson
President & Chief Executive Officer

Date:	March 18, 2011	By:	/s/ Edward L. Loehr, Jr.
Edward L. Loehr, Jr.
Principal Financial Officer